Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

TESSERA TECHNOLOGIES, INC.

Adopted in accordance with Sections 242 and 245

of the General Corporation Law of Delaware

Tessera Technologies, Inc. (the “Corporation”), organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Tessera Technologies, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 26, 2002, and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 2002.

3. This Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s current Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The current Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of this corporation is Tessera Technologies, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 93,960,237 and shall be divided into classes of stock as follows: (i) 4,000,000 shares of Series A 10% Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”; (ii) 8,000,000 shares of Series B 10% Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”); (iii) 10,000,000 shares of Series C 10% Cumulative Convertible Preferred Stock, par

value $0.001 per share (the “Series C Preferred Stock”); (iv) 5,593,572 shares of Series D 10% Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”); (v) 4,700,000 shares of Series E 10% Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); (vi) 666,666 shares of Series E-1 10% Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series E-1 Preferred Stock”), (vii) 3,000,000 shares of Series F Convertible Preferred Stock, par value $0.001 per share (the “Series F Preferred Stock”); (viii) 3,333,333 shares of one or more additional series of preferred stock, par value $0.001 per share (the “Serial Preferred Stock”) to be designated as hereinafter provided; and (ix) 54,666,666 shares of Common Stock, par value $0.001 per share (the “Common Stock”). The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series F Preferred Stock are sometimes referred to hereinafter collectively as the “Preferred Stock.” In the event that one or more series of Serial Preferred Stock is designated to rank on a parity in all respects with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock, then hereafter all references herein to “Preferred Stock” shall be deemed to include each such series of Serial Preferred Stock.

Upon this Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Series E-1 Preferred Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be reclassified and converted, without further action on the part of the holder thereof, into a number of shares of Series E Preferred Stock having an aggregate liquidation preference (prior to any accrued dividends) equal to the aggregate liquidation preference (prior to any accrued dividends) of the share of Series E-1 Preferred Stock so reclassified. Specifically, at the Effective Time, each share of Series E-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and converted into 1.2 shares of Series E Preferred Stock. Promptly following the surrender of the certificate or certificates representing the shares of Series E-1 Preferred Stock so reclassified, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such holder’s name, a certificate or certificates for the number of whole shares of Series E Preferred Stock issuable upon the reclassification of the Series E-1 Preferred Stock. No fractional shares of Series E Preferred Stock shall be issued upon such reclassification, and the number of shares shall be rounded up to the nearest whole share. Reissuance of shares of Series E-1 Preferred Stock which are converted into shares of Series E Preferred Stock pursuant to this paragraph is prohibited.

The designations and powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class are as follows:

A.	Preferred Stock.

1. Relative Seniority. Except as set forth in Section 4(a) below, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock shall rank on a parity with each other and with any series of Serial Preferred Stock which is designated to rank on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F

Preferred Stock, and senior to the Common Stock and any series of Serial Preferred Stock which is designated to rank junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock (“Junior Stock”) as to dividends and distributions upon liquidation, dissolution, or winding up of the Corporation.

2. Voting

(a) General. Except as may be otherwise provided in these terms of the Preferred Stock or by law, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock is then convertible.

(b) Board Size. The Corporation shall not, without the written consent or affirmative vote of the holders of at least 66- 2/3% of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, change the number of directors constituting the Board of Directors to a number less than five or more than nine.

(c) Cumulative Voting. In accordance with Section 214 of the Delaware General Corporation Law, at all elections of directors of the Corporation each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock and each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes with which such holder would be entitled to cast for the election of directors with respect to the total number of shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock and Common Stock held by such holder multiplied by the number of directors to be elected, and any such holder may cast all of such votes for a single director or may distribute such votes among the number of directors to be voted for, or for any two or more of such directors, all as such holder may see fit.

3. Dividends. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and (with respect only to paragraph (C) below) Series F Preferred Stock shall be entitled to receive, out of funds legally available therefor and when and if declared by the Corporation’s Board of Directors, dividends which shall accrue for the time periods and at the rates set forth as follows:

(A)	for the period commencing on original issuance and ending on June 30, 2003, total dividends accrued shall equal $0.20 per share of Series A Preferred Stock, $0.30 per share of Series B Preferred Stock, $1.00 per share of Series C Preferred Stock, $1.99 per share of Series D Preferred Stock, $1.97 per share of Series E Preferred Stock, and $1.94 per share of Series E-1 Preferred Stock;

(B)	no accrual of dividends for the period commencing July 1, 2003 and ending December 31, 2004; and

(C)	for the period commencing January 1, 2005 and ending on the date of determination, dividends shall accrue at the rate per annum of 10% of the original purchase of such stock, compounded on a yearly basis based upon 365 days in each year on the fiscal year of the Corporation

(collectively, the “Dividends”). It is agreed that the original purchase price of the Series A Preferred Stock is $0.7500 per share, the original purchase price of the Series B Preferred Stock is $1.1250 per share, the original purchase price of the Series C Preferred Stock is $3.7500 per share, the original purchase price of the Series D Preferred Stock is $7.5000 per share, the original purchase price of the Series E Preferred Stock is $7.5000 per share, the original purchase price of the Series E-1 Preferred Stock is $9.0000 per share and the original purchase price of the Series F Preferred Stock is $10.0000 per share.

Dividends accrued and unpaid on the Preferred Stock as of the date this Restated Certificate of Incorporation becomes effective pursuant to the General Corporation Law of the State of Delaware, in the amounts set forth in Section 3(A) above, shall be declared and paid to the holders of record of the Preferred Stock as of the close of business on the preceding business day, and such Dividends shall be paid in the form of shares of Series F Preferred Stock having an aggregate liquidation preference (based on the liquidation preference of $10.0000 per share of Series F Preferred Stock) equal to the aggregate amount of Dividends accrued and unpaid on such Preferred Stock as of such date. Such payment of Dividends shall be in full satisfaction of the Company’s obligations set forth in Section 3(A) for all purposes under this Restated Certificate of Incorporation. No fractional shares of Series F Preferred Stock shall be issued hereunder, and the number of shares shall be rounded up to the nearest whole share. Without the prior written consent of the Company, the Series F Preferred Stock issued pursuant to this paragraph may not be sold, pledged, loaned or otherwise transferred for a period of 180 days following the closing of an Initial Public Offering (as defined in Section 6(r)).

Except as set forth in the preceding paragraph, when and if declared, the Dividends shall be payable to holders of record of the Preferred Stock at the close of business on such date as shall be fixed by the Board of Directors at the time of the declaration of any dividend, which record date shall be not less than 10 nor more than 30 days preceding such date of declaration. If sufficient funds are not available to pay the full per share dividend to all holders of Preferred Stock on any dividend payment date, then the funds available for the payment of dividends shall be distributed to the holders of the Preferred Stock entitled to receive such dividend pro rata on the basis, with respect to each such holder, of the aggregate original purchase price of the number of shares of Preferred Stock owned by such holder. Unless full dividends on the Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof set apart for such payment), no dividends shall be declared or paid or set aside for payment or other distribution made upon the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of such stock) by the Corporation, other than: (i) pursuant to a Right of First Refusal (as hereinafter defined); or (ii) pursuant to the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation so long as each purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employees.

4. Liquidation. Upon any liquidation dissolution or winding up of the Corporation, whether voluntary or involuntary:

(a) Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock. The holders of the Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation legally available for distribution to the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock, the holders of the Series D Preferred Stock, or the holders of the Common Stock by reason of their ownership of shares of the capital stock of the Corporation, a liquidation preference equal to $7.5000 per share for each share of Series E Preferred Stock, $9.0000 per share for each share of Series E-1 Preferred Stock and $10.0000 per share for each share of Series F Preferred Stock then held by them (as adjusted for stock splits and the like occurring after the effective date of the filing of this Restated Certificate of Incorporation), plus accrued dividends, if any, unpaid thereon, computed to the date payment thereof is made available (the “Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock Liquidation Preference”). If upon the occurrence of such event the assets or surplus funds of the Corporation legally available for distribution among the holders of the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series F Preferred Stock are insufficient to permit the payment to such holders of the full Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock Liquidation Preference, then all such assets and surplus funds shall be distributed ratably among the holders of the Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock in proportion to the full preferential amount each such holder is entitled to receive.

(b) Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. Following payment in full of the Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock Liquidation Preference in accordance with Subsection 4(a) above, the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock shall be entitled, before any distribution or payment is made with respect to any Junior Stock, to be paid an amount equal to:

(A)	With respect to holders of shares of Series A Preferred Stock, $0.7500 per share of Series A Preferred Stock plus accrued dividends, if any, unpaid thereon, computed to the date payment thereof is made available.

(B)	With respect to holders of shares of Series B Preferred Stock, $1.1250 per share of Series B Preferred Stock plus accrued dividends, if any, unpaid thereon, computed to the date payment thereof is made available.

(C)	With respect to holders of shares of Series C Preferred Stock, $3.7500 per share of Series C Preferred Stock plus accrued dividends, if any, unpaid thereon, computed to the date payment thereof is made available.

(D)	With respect to holders of shares of Series D Preferred Stock, $7.5000 per share of Series D Preferred Stock plus accrued dividends, if any, unpaid thereon, computed to the date payment thereof is made available.

If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the amounts set forth in (A), (B), (C) and (D) of this Subsection 4(b), then the entire remaining assets, or proceeds thereof, of the Corporation shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the full preferential amount each such holder is entitled to receive.

(c) Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by facsimile transmission to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown on the records of the Corporation.

(d) Consolidation, Merger and the Like. For purposes of this Subsection 4, a sale of all or substantially all of the assets of the Corporation shall be treated as a liquidation, dissolution or winding up of the Corporation. In addition, a merger or consolidation of the Corporation with or into any other entity or entities shall be treated as a liquidation, dissolution or winding up of the Corporation for purposes of this Subsection 4 unless following such transaction the stockholders of the Corporation immediately before such transaction directly or indirectly own, in the aggregate, more than 50% of the total voting power of (i) the surviving entity or entities, or (ii) the acquiring entity or entities.

5. Restrictions. At any time when shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, without the approval of the holders of at least 66- 2/3% of the then outstanding shares of the

Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class, the Corporation will not:

(a) consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets, whether in one transaction or in a series of transactions, or agree to do any of the foregoing; or

(b) amend, alter, restate or repeal the Corporation’s Certificate of Incorporation, or by-laws, or reduce the stated capital of the Corporation; or

(c) purchase or set aside any sums for the purchase of, or declare or pay any dividend or make any distribution or set aside any sum for the payment of dividends on, any shares of stock other than the Preferred Stock, except for (i) the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation so long as each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employees; and (ii) purchases pursuant to and right of first offer or refusal provisions approved by the Board of directors of the Corporation (a “Right of First Refusal”); or

(d) create or authorize the creation of any additional class or series of shares of stock (except Serial Preferred Stock) senior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock, as the case may be, as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such action, amendment, purchase, redemption, creation, authorization or increase shall be by means of amendment to the Corporation’s Certificate of Incorporation or by merger, consolidation or otherwise; or

(e) increase the authorized amount of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series F Preferred Stock or Serial Preferred Stock, as the case may be; or

(f) increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series F Preferred Stock or Serial Preferred Stock, as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such action, amendment, purchase, redemption, creation, authorization or increase shall be by means of amendment to the Corporation’s Certificate of Incorporation or by merger, consolidation or otherwise; or

(g) create or authorize any obligation or security convertible into shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred

Stock, Series E Preferred Stock, the Series E-1 Preferred Stock, the Series F Preferred Stock or Serial Preferred Stock, as the case may be, or into shares of any other class or series of stock, whether any such action, amendment, purchase, redemption, creation, authorization or increase shall be by means of amendment to the Corporation’s Certificate of Incorporation or by merger, consolidation or otherwise.

6. Conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. Subject to the terms and conditions of this Subsection 6, the holder of any share or shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock shall have the right, at its option at any time, to convert any or all such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock unless the Corporation shall default in distributing any such amounts), in whole or in part, into such number of fully paid and nonassessable shares of Common Stock as is obtained by:

(A)	multiplying the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock to be converted by (t) in the case of Series A Preferred Stock, $0.7500; (u) in the case of Series B Preferred Stock issued in exchange for Preferred Stock of Old Tessera that was originally issued prior to August 1, 1993, $1.1250; (v) in the case of Series B Preferred Stock issued in exchange for Preferred Stock of Old Tessera that was originally issued on or after August 1, 1993, $1.1250; (w) in the case of Series C Preferred Stock, $3.7500; (x) in the case of Series D Preferred Stock, $7.5000; (y) in the case of Series E Preferred Stock, $7.5000; (z) in the case of Series E-1 Preferred Stock, $9.0000; and (aa) in the case of Series F Preferred Stock, $10.0000;

(B)	dividing the result by the conversion price (which shall be subject to adjustment as hereinafter provided) of (t) in the case of Series A Preferred Stock, $0.7500; (u) in the case of

Series B Preferred Stock issued in exchange for preferred stock of Old Tessera that was originally issued prior to August 1, 1993, the product of $1.1250 multiplied by 5,076,191 divided by 5,768,399; (v) in the case of Series B Preferred Stock issued in exchange for preferred stock of Old Tessera that was originally issued on or after August 1, 1993, $1.1250; (w) in the case of Series C Preferred Stock, $3.7500; (x) in the case of Series D Preferred Stock, $7.5000; (y) in the case of Series E Preferred Stock, $7.5000; (z) in the case of Series E-1 Preferred Stock, $9.0000; and (aa) in the case of Series F Preferred Stock, $10.0000; or, in case an adjustment of such price has taken place pursuant to the further provisions of this Subsection 6, then dividing by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to hereinafter as the “Conversion Price”).

Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b) Issuance of Certificates: Time Conversion Effected. Promptly after the receipt of the written notice referred to in Subsection 6(a) and surrender of the certificate or certificates representing the share or shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such holder’s name, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates representing such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates representing shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. All shares of Common Stock delivered upon conversion of any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock will, upon delivery, be duly and validly issued and fully paid and non-asssessable, free and clear of all liens and charges and not subject to any preemptive rights.

(c) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock into Common Stock and the number of shares shall be rounded down to the nearest whole share. In addition, no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of any conversion other than a mandatory conversion pursuant to subsection (r) hereof, the corporation shall pay in cash an amount equal to all dividends, if any, accrued and unpaid, on the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock surrendered for conversion. Any such accrued and unpaid dividends shall be paid through the date upon which such conversion is deemed to take place, with such date to be determined as provided in Subsection 6(b). In the event of an automatic conversion pursuant to subsection (r) hereof, no payment or adjustment shall be made on account of any cash dividends, if any, accrued and unpaid, on the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock surrendered for conversion. In case the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock represented by the certificate or certificates surrendered pursuant to Subsection 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(d) Adjustments to Conversion Price For Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 6(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options granted to employees, consultants or directors of the Corporation pursuant to a plan or agreement adopted by the Board of Directors of the Corporation.

(B) “Issue Date” shall mean the effective date of the filing of the Corporation’s Certificate of Incorporation.

(C) “Convertible Securities” shall mean any stock or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 6(d)(iii) below, deemed to be issued) by the Corporation after the Issue Date, other than shares of Common Stock issued or issuable:

(I)	upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock or any series of Serial Preferred Stock;

(II)	as a dividend or distribution on of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock or any series of Serial Preferred Stock;

(III)	by reason of a dividend, stock split, split-up or other distribution of shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I) and (II) or this clause (III);

(IV)	to employees, consultants or directors of the Corporation pursuant to a plan adopted or agreement approved by the Board of Directors of the Corporation;

(V)	in respect of warrants, options or other rights outstanding on the date hereof; or

(VI)	in connection with any merger, acquisition, consolidation or purchase of all or substantially all of the shares or assets of another entity.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1

Preferred Stock or Series F Preferred Stock is convertible shall be made pursuant to Subsection 6(d)(iv) hereof by adjustment in the applicable Conversion Price thereof unless the consideration per share (determined pursuant to Subsection 6(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in affect with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock on the date of, and immediately prior to, the issuance of such Additional Shares (such that no adjustment in the Conversion Price applicable to the Series A Preferred Stock, for example, shall be made in the event that the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is not less than the Conversion Price then in effect with respect to the Series A Preferred Stock); provided, however, that no such adjustment shall be made if prior to such issuance, the Corporation receives written notice from the holders of at least 66-2/3% of the then outstanding shares of each series of preferred stock which would be affected by such adjustment, with each series voting separately as a class, agreeing that no adjustment shall be made with respect to such series under the provisions of this Subsection 6 as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. For purposes of this Subsection 6(d), if the Corporation at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 6(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) No readjustment pursuant to clause (b) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(D) Notwithstanding clause (B) above, upon the expiration or termination of any unexercised Option, the Conversion Price shall be readjusted to remove from such prior adjustment the effect of such Additional Shares of Common Stock deemed issuable as the result of the original issue of such Option; and

(E) In the event of any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, an increase resulting from the antidilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (if any) which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such increase been made upon the basis of such increased number of shares, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that the Corporation shall at any time after the Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 6(d)(iii) hereof but excluding shares issued as a dividend or distribution as provided in Subsection 6(f) hereof or upon a stock split or combination as provided in Subsection 6(e) hereof)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, that immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 6(d)(iii) hereof and the Conversion Price has been appropriately reduced pursuant to this Subsection 6(d)(iv), then such Additional Shares of Common Stock shall be deemed to be outstanding for all subsequent applications of this Subsection 6(d)(iv).

Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(v) Determination of Consideration. For purposes of this Subsection 6(d), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate of cash received and to be received by the Corporation with respect thereto, excluding amounts paid or payable for accrued interest or accrued dividends;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 6(d)(iii) hereof, relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Option for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities and the conversion or exchange of such Convertible Securities, subject to Subsection 6(d)(iii)(E) hereof.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding

Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time, after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance of the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock then and in each such event provision shall be made so that the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the actual conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the Conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock were convertible immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 4(c) hereof), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Subsection 6 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock, to the end that the provisions set forth in this Subsection 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock or the Series F Preferred Stock.

(j) No Impairment. The Corporation will not, by amendment of the Corporation’s Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Subsection 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred

Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series F Preferred Stock against impairment.

(k) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(l) Other Notices. In case at any time:

(i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation or a consolidation or merger of the Corporation with or into another entity or entities (except in the event of any such transaction effected for the sole purpose of changing the jurisdiction of incorporation of the Corporation);

(iv) there shall be a sale of all or substantially all of the assets of the Corporation to another entity or entities; or

(v) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 30 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, reconsolidation, merger, sale, dissolution, liquidation or winding up, at least 30 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(m) Stock to be Reserved. The Corporation will, at all times, reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon Conversion of the Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

(n) No Reissuance of Preferred Stock. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(o) Issue Tax. The issuance of certificates representing shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

(p) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable corporate or securities laws.

(q) Definition of Common Stock. As used in this Subsection 6, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $.01 per share, as constituted on the date of filing of these terms of the Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Subsection 6(h).

(r) Mandatory Conversion. If at any time the Corporation shall effect a public offering of shares of Common Stock at a price per share of not less than $7.500 (as adjusted for stock splits, reverse stock splits and the like occurring after the effective date of the filing of the Corporation’s Certificate of Incorporation) in which the aggregate price paid for such shares by the public shall result in net proceeds to the Corporation of at least $10,000,000 (the “Initial Public Offering”), then effective immediately prior to the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Preferred Stock shall automatically convert into the number of shares of Common Stock into which such shares are convertible at the then effective Conversion Price.

7. Amendments. No provision of these terms of the Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least 66- 2/3% of the then outstanding shares of Preferred Stock, provided, however, that if, pursuant to such amendment, modification or waiver, any series of Preferred Stock would be adversely affected in a manner different from any other series of Preferred Stock, then no such provision may be amended, modified or waived without the written consent or affirmative vote of the holders of at least 66- 2/3% of the then outstanding shares of the series that would be adversely affected in a manner different from any other series of Preferred Stock.

8. Liquidation Payments and Dividends Adjustments. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) or combine its outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series F Preferred Stock after the effective date of the filing of the Corporation’s Certificate of Incorporation, the amount to be paid to each share of such class in the event of any liquidation, dissolution or winding up of the Corporation as set forth in Subsection 4 and the amount of accruing dividends, if any, for each share of such class as set forth in Subsection 3 shall be proportionately adjusted.

9. Preemptive Rights. Prior to the consummation by the Corporation of the Initial Public Offering, the Corporation will not issue or sell (other than (i) pursuant to stock option plans for the benefit of its employees, consultants and directors, (ii) warrants to purchase shares of Common Stock and Preferred Stock issued in one or more transactions contemplated by the Stock Purchase Agreement, (iii) warrants to purchase shares of Common Stock issued in connection with that certain Security and Senior Note and Warrant Purchase Agreement dated June 15, 1990 by and among the Corporation, APA Excelsior III, L.P. and APA Excelsior III/Offshore, L.P., (iv) shares of Common Stock issuable upon conversion of any shares of the Preferred Stock, (v) in connection with the merger, acquisition, consolidation or purchase of all or substantially all of the stock or assets of another entity, (vi) in connection with a transaction approved by a majority of the Board of Directors of the Corporation in connection with which the holders of 66- 2/3% in interest of the Preferred Stock shall have agreed in writing to waive their preemptive rights, or (vii) in connection with the Initial Public Offering), any shares of Common Stock of the Corporation, or options, warrants or other rights to purchase or subscribe for such shares, or securities convertible into or exchangeable for such shares (collectively, the “Securities”), unless prior to the issuance or sale of such Securities each holder of record of Preferred Stock (each, an “Investor”), including transferees or assignees of the Investors (each, a “Transferee”), shall have been given the opportunity to purchase (on the same terms as such Securities are proposed to be sold) the same proportion of such Securities being issued or offered for sale by the Corporation as (x) the number of shares of Common Stock owned by such Investor or Transferee plus the number of shares of Common Stock issued or issuable upon conversion of all Preferred Stock owned by such Investor or Transferee, on the day preceding the date of the notice required to be given to such Investor and Transferee hereunder, bears to (y) all of the Corporation’s issued and outstanding Common Stock on that day, including, for this purpose, the number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock then outstanding. Prior to the issuance or sale by the Corporation of any Securities, the Corporation will give written notice thereof (the “Notice”) to each holder of record of Preferred Stock, including each Transferee. The Notice shall specify the number of shares or amount of such Securities proposed to be issued, the price and other terms of their proposed issuance, the amount of such Securities which such Investor or Transferee may elect to purchase, and the fact that such Securities may be purchased by such Investor or Transferee during a period of time that is equal to at least 30 days following the giving of the Notice. Each Investor and Transferee desiring to purchase Securities shall notify the Corporation within the specified period (which shall be a minimum of 30 days following the giving of the Notice) of the amount of Securities it wishes to purchase, as well as any additional Securities it would be willing to purchase in the event that all of the Securities subject to preemptive rights hereunder are not subscribed for by the other Investors and Transferees. Each Investor and Transferee shall have the right to purchase its pro rata share of any Securities which are subject to preemptive rights but not subscribed for by any Investor or Transferee which was entitled to purchase such Securities. Any such Securities which no Investor or Transferee elects to purchase in accordance with the provisions of this subsection, may, within a period of 3 months after the expiration of the time for making such election, be sold by the Corporation to any other person or persons at not less than the price and upon other terms and conditions not less favorable to the Corporation than those set forth in the Notice. In the event that an Investor, a Transferee or the Corporation fails to perform its obligations hereunder, the injured party shall have the right, in addition to any other rights such party may have, at law, in equity or otherwise, to specific performance of any and all such other party’s obligations under this subsection.

10. Special Voting Rights of the Series E Preferred Stock. At any time when at least 333,333 shares of Series E Preferred Stock are outstanding (as adjusted for stock splits and the like occurring after the effective date of the filing of the Corporation’s Certificate of Incorporation), without the approval of the holders of at least a majority of the then outstanding shares of the Series E Preferred Stock given in writing or by vote at a meeting, consenting or voting together as a single class, the Corporation will not:

(a) create (by reclassification or otherwise) any new class or series of capital stock (including without limitation, any Serial Preferred Stock) or any other securities convertible into equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Series E Preferred Stock; or

(b) change the rights, preferences, privileges or restrictions of the Series E Preferred Stock in a way that adversely affects the Series E Preferred Stock in a different manner than the other series of Preferred Stock (including without limitation, by diminishing the seniority of the Series E Preferred Stock relative to the other series of Preferred Stock).

11. Special Voting Rights of the Series E-1 Preferred Stock. At any time when at least 333,333 shares of Series E-1 Preferred Stock are outstanding (as adjusted for stock splits and the like occurring after the effective date of the filing of the Corporation’s Certificate of Incorporation), without the approval of the holders of at least a majority of the then outstanding shares of the Series E-1 Preferred Stock given in writing or by vote at a meeting, consenting or voting together as a single class, the Corporation will not:

(a) create (by reclassification or otherwise) any new class or series of capital stock (including without limitation, any Serial Preferred Stock) or any other securities convertible into equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Series E-1 Preferred Stock; or

(b) change the rights, preferences, privileges or restrictions of the Series E-1 Preferred Stock in a way that adversely affects the Series E-1 Preferred Stock in a different manner than the other series of Preferred Stock (including without limitation, by diminishing the seniority of the Series E-1 Preferred Stock relative to the other series of Preferred Stock).

B. Serial Preferred Stock. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series of any number of shares by filing a certificate of designation of preferences with the state, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Serial Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Serial Preferred Stock from time to time adopted by the Board of Directors, subject to the provisions hereof. Each series of shares of Serial Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; and (g) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated in said resolution or resolutions providing for the issue of such shares of Serial Preferred Stock. Shares of Serial Preferred Stock of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall be retired and shall have the status of authorized and unissued shares of Serial Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of shares of Serial Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Serial Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of shares of Serial Preferred Stock.

C. Common Stock.

1. Relative Seniority. The Common Stock shall rank junior to the Preferred Stock and Serial Preferred Stock in respect of the rights to receive dividends and participate in distributions in the event of any liquidation, dissolution or winding up of the Corporation.

2. Dividends. Subject to the rights of holders of Preferred Stock and Serial Preferred Stock, the holders of the Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available for the payment thereof. Dividends shall be payable to holders of record of the Common Stock at the close of business on such date as shall be fixed by the Board of Directors at the time of the declaration of the dividend, which record date shall not be less than 10 nor more than 30 days preceding such date of declaration.

3. Voting Rights. Subject to the provisions of applicable law and Subsections 2 and 5 of Section A of this Article FOURTH, the Common Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

4. Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of Preferred Stock of the full amount for which they shall be entitled pursuant to the provisions of Subsection 4 or Section A of this Article FOURTH, and subject to the rights of holders of Serial Preferred Stock, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

FIFTH:

A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article FIFTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article FIFTH, shall eliminate or reduce the effect of this Article FIFTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article FIFTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Michael Forman, its Vice President, Finance, on August 26, 2003.

TESSERA TECHNOLOGIES, INC.

By:	/s/ MICHAEL FORMAN
Michael Forman Vice President, Finance

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